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Securities and Exchange Commission
July 31, 1997


                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Ascend Communications, Inc. for the registration of 320,001 shares of its common stock and to the incorporation by reference therein of our report dated January 24, 1997, except Note 10 as to which the date is April 1, 1997 with respect to the consolidated financial statements of Ascend Communications, Inc. included in the Registration Statement (Form S-4, No. 333-25287) of Ascend Communications, Inc. for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


/s/ Ernst & Young
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Walnut Creek, California
August 4, 1997